UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2019

RAPT Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38997	47-3313701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

561 Eccles Avenue South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 489-9000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RAPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 25, 2019, the Board of Directors of RAPT Therapeutics, Inc. (the “Company”) appointed Rodney Young as the Chief Financial Officer and Secretary and the principal financial officer of the Company effective as of December 2, 2019.

Mr. Young, age 57, served as Chief Financial Officer at Cellerant Therapeutics, Inc., a biotechnology company, from June 2015 to November 2019. From May 2014 to February 2015, Mr. Young served as Chief Financial Officer at Aimmune Therapeutics, Inc., a public biotechnology company, and from September 2005 to December 2013 he served as Chief Financial Officer and Vice President, Finance and Administration at StemCells, Inc., a public biotechnology company. Mr. Young obtained an M.B.A. in Finance and Accounting from the Booth School of Business at the University of Chicago and received his B.A. in Economics from the University of Chicago.

In connection with Mr. Young’s appointment as Chief Financial Officer, the Company entered into an offer letter with him (the “Offer Letter”) pursuant to which the Company has agreed to pay Mr. Young a one-time sign-on bonus of $100,000 and an annual base salary of $385,000. Mr. Young is also eligible to earn an annual target bonus of 40% of his annual base salary. During Mr. Young’s employment, he will be eligible to participate in the Company’s equity compensation plans and employee benefit plans available to other employees of the Company.

Under the Offer Letter, if Mr. Young is terminated by the Company without cause or resigns for good reason within 12 months following a change in control, he is entitled to receive (i) salary continuation and reimbursement of premiums to continue health care benefits for a period of 12 months, (ii) a one-time cash payment equal to his target bonus for the year in which he is terminated and (iii) accelerated vesting of any outstanding and unvested share options. If Mr. Young is terminated by the Company without cause or resigns for good reason outside the period covered in the foregoing sentence, he is entitled to salary continuation and reimbursement of premiums to continue health care benefits for a period of nine months. The severance benefits described in this paragraph are, in each case, subject to his compliance with continuing obligations to the Company and his execution of a general release in favor of the Company.

Pursuant to the Offer Letter, the Compensation Committee of the Board approved the grant of a stock option to purchase 140,000 shares of the Company’s common stock pursuant to the Company’s 2019 Equity Incentive Plan to Mr. Young effective as of December 2, 2019. The stock option award will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on December 2, 2019 and will vest monthly over a period of four years, with 25% vesting on the one-year anniversary of the date of the grant and the balance vesting monthly in equal installments over the following 36 months, subject to Mr. Young’s continuous service.

There is no arrangement or understanding between Mr. Young and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Young and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Young has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

On December 1, 2019, Eric Hall resigned as the Interim Chief Financial Officer, Secretary and principal financial officer of the Company. Mr. Hall’s resignation was in connection with Mr. Young’s appointment as Chief Financial Officer and did not result from a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, including its controls or financial related matters. Mr. Hall in his capacity as a partner at FLG Partners, LLC will provide the Company with certain transition services until the end of the year.

The foregoing description of the terms of Mr. Young’s employment is not complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter by and between RAPT Therapeutics, Inc. and Rodney Young, dated as of November 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPT Therapeutics, Inc.

Dated: December 4, 2019	By:	/s/ Brian Wong, M.D., Ph.D.
Brian Wong, M.D., Ph.D.
President and Chief Executive Officer